Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

February 28, 2013

This Severance Agreement and Release of Claims (this “Agreement”) is made and entered into by and between Aby Buchbinder (hereinafter referred to as “you”) and Enzon Pharmaceuticals, Inc. (hereinafter the “Company”).

1. You agree that your employment with the Company and any subsidiary will terminate effective as of the close of business on February 28, 2013 (the “Separation Date”). You agree that you hereby resign, effective on the Separation Date, from your position as Vice President, Clinical Development, as well as any other positions that you may hold with the Company or any of its subsidiaries, and you shall promptly take all further actions as may be reasonably requested by the Company to confirm such resignations. Regardless of whether you sign this Agreement, you will receive your base salary, and any earned and unused compensated time off, through the Separation Date. Your medical insurance coverage under the Company’s health care plan will end on February 28, 2013. After that date, you may be eligible to elect to participate in the Company’s group health plan as offered to active employees under the provisions of COBRA. COBRA information will be sent to you by our third party administrator.

2. Provided that you remain employed by the Company through the Separation Date and you return (and do not revoke) a signed copy of this Agreement within the time period set forth under Section 16, you also will receive the following additional payments and benefits:

a.	A payment in the amount of $20,307 representing the prorated amount of your target bonus (35% of your base salary) for the 2013 fiscal year for the period of your employment through the Separation Date.

b.	A severance payment in the amount of $358,936.

c.	In lieu of outplacement services, a payment of $4,000 to assist you with outplacement.

d.	If you timely and validly elect COBRA group health continuation coverage, the Company will reimburse you for the total applicable premium cost for medical, dental and vision continuation coverage, as applicable, for you and your family for a period of twelve (12) months commencing on the Separation Date, provided that the Company shall have no obligation to reimburse you for the premium cost of such continuation coverage as of the date you and your family members become eligible to obtain comparable benefits from a subsequent employer. Should you become eligible to obtain such coverage, it is your obligation to immediately notify the Company.

The amounts in Sections 2a through 2c above will be paid to you as a cash lump sum payment on the next regular payday following the Separation Date that is also at least eight (8) days after you return a signed copy of this Agreement.

3. Subject to your compliance with Section 4 of this Agreement, you will continue to vest in your remaining restricted stock units granted on September 22, 2010, such that you will become vested in such restricted stock units on the original vesting date (September 22, 2013) or, if earlier, the date a Change in Control (as defined in Section 7(c) of the General Severance Agreement, dated as of September 3, 2008, by and between you and the Company (the “Severance Agreement”)) of the Company occurs. All other awards or benefits of any kind, other than as expressly provided in this Agreement, will terminate as of the Separation Date, provided, however, that any vested stock options will remain exercisable in accordance with the terms of the applicable plan and award agreement.

4. You agree to provide services as a consultant to the Company through December 31, 2013, at such times as may be reasonably requested by the Company. In consideration for such consulting services actually provided, the Company will pay you at the rate of $175 per hour, subject to your providing the Company an invoice for such services. You and the Company agree that you will act as an independent contractor in the performance of such consulting services. Accordingly, Company will not withhold federal, state or local taxes with respect to the compensation payable to you for such services and you will be responsible for the payment of all such taxes. You also understand and agree that you will not be entitled to participate in any of the Company’s employee benefit plans or otherwise receive any insurance or other employee benefits provided to employees of the Company by reason of your consulting services to the Company. You will be added to the Company’s General Liability and Products Liability policies as an additional insured.  Each of these policies will apply primary without contribution to any other insurance maintained by you.  Each policy shall contain a Waiver of Subrogation in favor of you.

5. You agree not to engage in any conduct, or make any statements or representations that disparage, demean or impugn the Company or any of its subsidiaries or affiliates or any of their respective officers, directors, employees, successors, products or services. You agree that this Agreement shall not be construed as an admission of wrongdoing by the Company and that the Company expressly denies such wrongdoing. Nothing herein shall restrict you from making truthful statements in good faith that are required by applicable law or by order of a court of competent jurisdiction.

6. You agree that, after the Separation Date, you remain bound by and will continue to comply with the terms of the Employee Confidentiality Agreement that you signed, according to its terms.

7. You agree that, unless otherwise required by applicable law or by order of any court of competent jurisdiction, you have kept and will keep the terms and conditions of this Agreement, including without limitation the amount of consideration paid here under, strictly confidential and you agree not to reveal, publish, communicate, or otherwise disseminate this information to any person or entity not a party hereto. Notwithstanding the foregoing, you may disclose the terms of this Agreement to your spouse and attorney or other professional advisor as necessary for the purposes of obtaining legal, tax or financial advice, or as otherwise required by law, so long as such persons agree to maintain the confidentiality of the information and in any event you shall be responsible for such person’s compliance with the confidentiality provision contained herein.

8. In consideration of the benefits you will receive under this Agreement, to which you would not otherwise be entitled, you hereby release and discharge the Company, any parent, subsidiary, affiliate, successor, predecessor, or otherwise related companies, and the past, present and future employees, officers, directors, shareholders, representatives, agents, attorneys, assigns, insurers and employee benefit programs of any of them (the “Company Releases”), from any and all claims, demands and/or causes of action, known and unknown, which you may have or could claim to have against the Company Releases up to and including the date of signing this Agreement. This general release includes, but is not limited to, all claims arising from or during your employment or as a result of the end of your employment and all claims arising under federal, state or local laws prohibiting employment discrimination and/or harassment based upon age, race, sex, religion, handicap, national origin, sexual orientation, veteran status, or any other protected characteristic, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standard Act, the Sarbanes-Oxley Act, the Health Insurance Portability and Accountability Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Paid Leave Insurance Act, any applicable state wage and hour laws, and/or any other state, federal, or municipal employment discrimination statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to breach of implied or express employment contracts, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, arising out of or related to employment with the Company and/or any other occurrence from the beginning of time to the date of this Agreement, whether presently asserted or otherwise.

This Agreement specifically includes any and all claims, demands, obligations, and/or causes of action for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. You expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation, damage, liability and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement. You represent that you have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, known or unknown to exist, or any portion thereof or interest therein, which such person has or may have had against any Company Release.

This Agreement and release does not, however, require you to waive the right to file a charge with or participate before the Equal Employment Opportunity Commission, provided, however, that you give up the right to recover damages and attorneys’ fees from such a proceeding. Nor does this Agreement and release require you to waive vested rights, if any, to pension, retiree, health or similar benefits under the Company’s existing plans or your right to enforce this Agreement.

Unless otherwise prohibited by law, you agree that should you file a lawsuit in court which is found to be barred in whole or part by this Agreement, you will pay back to the Company any and all sums paid by the Company to you or on your behalf pursuant to this Agreement and you will pay the legal fees incurred by the Company in defending those claims found to be barred.

9. As a material condition of this Agreement, you further represent and warrant that you have transferred, or will transfer before execution of this Agreement, to the Company all property and information of the Company which came into your possession or was developed by you in the course of your employment with the Company, including but not limited to project files, keys, reports, customer lists, computers, facsimile machines, furniture, office supplies, pagers, and printers. Notwithstanding the foregoing, you may continue to use your Company issued cell phone for so long as you serve as a consultant for the Company. You further represent and warrant that you have retained no copies of any such materials or other items; and further, if you should discover that any such materials or other items, or copies thereof, are in your possession or control, you will promptly return them to the Company without disclosure to others. If you fail to return the items detailed in this paragraph before execution of this release, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to employee, the Company shall have no obligation to pay you the monies or provide you the benefits detailed in Section 2 of this Agreement.

10. Except as provided herein, you acknowledge that the Company has paid all sums owed to you, including but not limited to all salary, bonuses, commissions, business expenses, allowances, vacation pay and other benefits and perquisites as a result of your employment with the Company and/or the termination of that employment. You further acknowledge that in the absence of this Agreement, you would not be entitled to, among other things, the payments and arrangements specified in this Agreement.

11. You acknowledge that you have received the attached Exhibit A listing, among other things, the positions that have been either eliminated or retained at the same time as your termination of employment, information relating to the ages of the persons in those positions, and information relating to the eligibility criteria for participation in this separation program.

12. Because a breach of your obligations under Section 5, 6 and 8 of this Agreement may be extremely detrimental to the interests of the Company, and because the parties agree that measuring the actual monetary amount of such damages would be extremely difficult, you agree that you will pay back to the Company any and all sums paid by the Company to you or on your behalf pursuant to Section 2 of this Agreement should you violate any of such Sections 5, 6 or 8 of this Agreement, without limitation of any and all other equitable and legal relief to which the Company may be entitled.

13. All amounts payable under this Agreement shall be subject to withholding by the Company for all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

14. This Agreement (a) supersedes any prior understanding, agreement, practice or contract, oral or written, between you and Company relating to your employment or compensation, including the Severance Agreement; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; (d) is binding on your successors, heirs, dependents, beneficiaries, personal representatives, executors and administrators, and (e) will be interpreted, enforced and governed by the substantive law of the State of New Jersey. Notwithstanding the foregoing, the parties acknowledge and agree that the Employee Confidentiality Agreement that you signed shall remain in full force and effect according to its terms.

15. In the event that any portion of this Agreement may be held to be invalid or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect in any manner whatsoever any other provision of this Agreement (which provisions shall remain in full force and effect) and a court of competent jurisdiction shall, at the Company’s request, reform any invalid or unenforceable provision to include only such duration, area, scope of activity and other restrictions as such court shall determine to be necessary to make such provision valid, legal and enforceable.

16. By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further agree that this Agreement contains the entire Agreement between you and the Company. You are advised to consult with an attorney before signing this Agreement. You have until forty-five (45) days from the date of this Agreement to consider this document. If you have not returned a signed copy of this Agreement by that time, the Company will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the Agreement in writing to the Company directed to Andrew Rackear at 20 Kingsbridge Road, Piscataway, New Jersey 08854 and the Agreement shall not become effective or enforceable until the revocation period has expired.

Acknowledged and agreed to:	ENZON PHARMACEUTICALS, INC.

/s/ Aby Buchbinder	By:	/s/ Andrew Rackear
Aby Buchbinder		Andrew Rackear, VP & General Counsel

Dated: February 28, 2013	Dated: February 28, 2013

EXHIBIT A

OLDER WORKERS BENEFIT PROTECTION ACT

INFORMATION

This Release is provided pursuant to the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f). The Release is requested in connection with an exit incentive and/or other employment termination program offered to a group of employees. As such, OWBPA requires that all employees who are requested to sign this Release be informed as to the following:

1.	any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such program; and

2.	the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program.

PROGRAM ELIGIBILITY FACTORS

An employee of Enzon Pharmaceuticals, Inc. is eligible to receive severance payments based on job level and completed years of service, less statutory deductions required by law, payment of certain COBRA costs during the severance period, and outplacement assistance, provided that the employee meets all the following requirements:

1.	Is an employee of Enzon Pharmaceuticals, Inc. at the time of termination;

2.	Has been involuntarily terminated from employment with Enzon Pharmaceuticals, Inc.; and

3.	Signs an agreement releasing Enzon Pharmaceuticals, Inc. and any of their affiliates or subsidiaries from all claims that relate to his or her employment or termination.

JOB TITLES AND AGES OF TERMINATED EMPLOYEES

THE FOLLOWING SETS FORTH JOB TITLES AND AGES OF ALL EMPLOYEES WHO HAVE BEEN TERMINATED AS A RESULT OF THE GROUP REDUCTION IN FORCE AT ENZON PHARMACEUTICALS, INC. ALL OF THESE EMPLOYEES HAVE BEEN OFFERED SEVERANCE PAYMENTS BASED ON JOB LEVEL AND COMPLETED YEARS OF SERVICE, LESS STATUTORY DEDUCTIONS REQUIRED BY LAW, PAYMENT OF CERTAIN COBRA COSTS DURING THE SEVERANCE PERIOD, AND OUTPLACEMENT ASSISTANCE, IN RETURN FOR SIGNING A RELEASE AGREEMENT. THERE ARE NO TIME LIMITS APPLICABLE TO THIS OFFER OTHER THAN THE 45/7 DAY TIME PERIODS DESCRIBED IN DETAIL IN THE RELEASE AGREEMENT.

JOB TITLES	AGE

VP, Clinical Development, Associate Director: Regulatory Affairs, R&D Compliance, Pharmacology, Chemistry, Project Management (2), Financial Planning & Analysis, Sr. Director, Biostatics Data Management	50(3), 49,57, 54 60,52,42

Manager: Clinical Programs, Biostatistics, Project Manager-It Infrastructure, Sr. Clinical Data Manager; Scientist III (2)	57,40,48(2),64, 36

Specialist R&D Compliance , Executive Assistant (2), Plant Operations Administrator, Sr. AP Specialist, Systems Administrator, Temporary Assistant	56,45,40,58, 32,34,54

JOB TITLES AND AGES OF EMPLOYEES NOT TERMINATED

THE FOLLOWING SETS FORTH THE JOB TITLES AND AGES OF ALL EMPLOYEES OF THE DEPARTMENTS OF THE COMPANY SUBJECT TO THIS GROUP REDUCTION WHO HAVE NOT BEEN TERMINATED AS A RESULT OF THE GROUP REDUCTION IN FORCE AT ENZON PHARMACEUTICALS, INC.

JOB TITLES	AGE

PEO & CEO, Sr. VP R&D Program Management, VP: VP, & General Counsel, Controller & Chief Accounting Officer	41,39,48,58

Sr. Director, Organic Chemistry, IT Infrastructure, Director: Program Management, Human Resources, Strategic Sourcing & Supplier Management, Analytical Science, Associate Director: Accounting	47,58 41,53 55,56,52

Scientist III (2), Scientist II, IT Infrastructure Specialist, Payroll Administrator, Materials Control Associate, Lead Mechanic, Executive Assistant	48,50,52,41, 47,55,51,39